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                                                                    Exhibit 15.1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cellcom I Corp.
Las Vegas, Nevada

We have reviewed the accompanying balance sheet of Cellcom I Corp. as of December 31, 2005, the related statements of operations, and cash flows for the three-month periods ended December 31, 2005 and 2004 and the related statement of changes in stockholders' equity for the three-month period ended December 31, 2005. These interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.


/s/ PIERCY BOWLER TAYLOR & KERN

Las Vegas, Nevada
March 8, 2006


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